EXHIBIT 99.2

                 FORM OF LETTER TO RESCISSION OFFER RECIPIENTS

May 1, 2009

[Name and Address of Offeree]

Re: Offer to Rescind Stock Received through the Granite Energy, Inc.'s Dividend to its shareholders of shares of GreenStart, Inc.'s Common Stock

DEAR:

You are receiving this letter and the accompanying Prospectus, Election Form and Stock Power Form because you received shares of the Company's Common Stock on or near October 15, 2007 pursuant to a distribution of Dividend Shares to Granite shareholders of record on that date. The distribution of these shares was required to be covered by a Registration Statement under applicable federal or state securities laws.

In order to address this issue, we are offering to replace the issued (restricted) shares with registered unrestricted shares once the Company's Form S-1 has been declared effective. You are not required to accept the Company's Rescission Offer. If you decide to accept the Company's Rescission Offer, you or your designated broker will need to deliver us the shares of our common stock which you have received through the dividend distribution in exchange for the shares being reissued as registered shares following the Form S-1 being declared effective. You may also choose to simply wait until the registration statement has been declared effective and the Company will contact our transfer agent and have the restrictions removed on your shares.

By making this Rescission Offer, we are not waiving any applicable statutes of limitations or other defenses we may have against any claims.

In order to accept the Company's Rescission Offer, you will need to complete the enclosed Rescission Election Form and return it to us no later than 5:00 P.M., Pacific Standard Time, on May 31, 2008. If you decide not to accept the Company's Rescission Offer, we ask that you still complete and return the enclosed Rescission Election Form, selecting option B, and return it to us no later than 5:00 P.M., Pacific Standard Time, on May 31, 2008. If we have not received a properly completed and signed Rescission Election Form from you by 5:00 P.M., Pacific Standard Time, on May 31, 2008, you will be deemed to have rejected the Company's Rescission Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE ENCLOSED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

If you  have  any  questions  concerning this letter or the enclosed materials,
please  contact  Jason  Griffith  at   (702)   588-5975.  Thank  you  for  your
cooperation.

Sincerely,

GreenStart, Inc.

Jason F. Griffith

Chief Financial Officer